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MEDICAL
RESOURCES, INC.

                                  PRESS RELEASE
                                  -------------

            Medical Resources, Inc. Announces Agreement-in-Principle
                        To Settle Class Action Law Suits



HACKENSACK, N.J., Dec. 21 /PRNewswire/ -- Medical Resources, Inc. (Nasdaq: MRII) today announced that it has reached an agreement-in-principle to settle all of the consolidated class action lawsuits currently pending against the Company. Under the terms of the agreement-in-principle, which is subject to approval by the federal court in the District of New Jersey at a hearing expected to be held in late February or in March of 1999, the plaintiffs in the class actions will receive, in full settlement of their claims, $2.75 million in insurance proceeds and $5.25 million of Convertible Subordinated Notes newly-issued by the Company.

The $5.25 million of Convertible Subordinated Notes will bear interest at the rate of 8% per annum, will be due on the earlier of August 1, 2005 or when the Company's presently outstanding Senior Notes are paid in full, and may be prepaid in cash by the Company at any time after issuance subject to the payment of a prepayment premium which begins at 8% and decreases over time. Additionally, the Convertible Subordinated Notes will be convertible into shares of the Company's Common Stock beginning February 15, 2000 at a price per share equal to the greater of $3.00 or 120% of the ten day average closing price of the Company's Common Stock as of the court hearing date.

The agreement-in-principle and the class action settlement contemplated thereby are further subject to (1) consent to the issuance of the Convertible Subordinated Notes by the Company's Senior Note lenders and (2) the right of either the Company or the attorneys representing the class plaintiffs to terminate the agreement-in-principle if the ten day average closing price of the Company's Common Stock as of the court hearing date is less than $1.75 per share.

Medical Resources specializes in the ownership, operation and management of fixed-site outpatient medical diagnostic imaging centers. The Company operates more than 90 imaging centers in the U.S. and provides network management services to managed care organizations in regions where its centers are concentrated.

                                    * * * * *

Note: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from









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that  projected  or  suggested  herein  due to certain  risks and  uncertainties including, without limitation: the ability of the Company to effectively integrate the operations and information systems of businesses acquired in 1997 and earlier; the ability of the Company to generate net positive cash flows from
operations;   the  payment  timing  and  ultimate   collectibility  of  accounts
receivable (including purchased accounts receivable) from different payer groups (including Personal Injury type); the economic impact of involuntary share repurchases and other payments (including price protection payments and penalty payments) caused by the delay in the effectiveness of the Company's Registration Statement and by the decline in the Company's share price; the potential dilution that would result from the conversion of the Company's Series C Convertible Preferred Stock into common shares at current share prices; the impact of a changing mix of managed care and personal injury claim business on contractual allowance provisions, net revenues and bad debt provisions; the ultimate economic impact of recent litigation including shareholder and former management lawsuits against the Company and certain of its Directors; the availability of debt and/or equity capital, on reasonable terms, to finance operations as needed and to finance growth; and the effects of federal and state laws and regulations on the Company's business over time. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.



CONTACT:
MEDICAL RESOURCES, INC.
Geoffrey A. Whynot
Senior Vice President - Finance and
Chief Financial Officer
201 883-5460













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